REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of May 1, 1995, by and between INTERSOLV, Inc., a Delaware corporation (the "Company") and Michael I. Goldman (the "Investor").
         WHEREAS, the Investor concurrently with the execution of this Agreement is acquiring shares of the Company's common stock, par value $.01 per share ("Common Stock"); and
                  WHEREAS, as a condition to such acquisition, the
parties are willing to enter into the agreements contained herein.
                  NOW, THEREFORE, in consideration of the foregoing and
of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.  Definitions.
"Affiliate" means, with respect to
any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.
"Agreement" is defined in the Preamble to this
Agreement.
  "Common Stock" is defined in the
Recitals to this Agreement.
  "Company" is defined in the Preamble
to this Agreement.
  "Holder" is defined in section 3.1 hereof. "Investor" is defined in the Preamble to this Agreement.
  "Lock-Up Period" is defined in section 2.1 hereof.
  "Other Holders" is defined in section 5.3 hereof.
   "Permitted Transfer" is defined in section 2.2 hereof.
  "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and government or any department or agency thereof.
  "Piggyback Notice" is defined in section 5.1 hereof.
  "Piggyback Registration" is defined in section 5.1 hereof.
  "Registrable Securities" means (i) the Common Stock issued to the
Investor pursuant to the Stock Purchase Agreement dated simultaneously herewith (the "Stock Purchase Agreement") by and among the Company, and Michael I. Goldman ("Purchase Common Stock"), (ii) any Purchase Common
Stock issued to the Investor's transferees pursuant to a Permitted
Transfer, and (iii) any Common Stock issued or issuable with respect to the Common Stock referred to in clauses (i) or (ii) by way of replacement, share dividend, share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
  "Registration Expenses" is defined in section 7.1 hereof.
  "Registration Notice" is defined in section 3.3 hereof.
  "Restricted Shares" is defined in section 2.1 hereof.
  "SEC" means the Securities and Exchange Commission.
  "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.
  "Shelf Period" is defined in section 3.1 hereof.
  "Shelf Registration Statement" is defined in section 3.1 hereof. "Transfer" is defined in section 2.1 hereof. Section 2. Restrictions on Transfer of Common Stock.
     2.1  Lock-Up Period.  Without the express
prior written consent of the Company, the Investor agrees that, except as set forth in Section 2.2 below, he will not (a) directly or indirectly, offer, sell, contract to sell or otherwise dispose of (or announce any offer, sale, contract of sale or other disposition of) ("Transfer") any Registrable Securities ("Restricted Shares") prior to August 21, 1995 and (b) Transfer more than 49% of the Restricted Shares received by him concurrently with the execution of this Agreement prior to December 31. 1995 (the "Lock-Up Period").
     2.2  Permitted Transfers.    The restrictions
contained in this Section 2 will not apply with respect to any of the following transactions (each, a "Permitted Transfer"):
      2.2.1  an Investor who is a
natural person may Transfer Restricted Shares to his or her spouse, siblings, parents or any natural or adopted children or other descendants or to any personal trust in which such family members or such Investor retains the entire beneficial interest;
      2.2.2  an Investor may Transfer
Restricted Shares on his or her death or mental incapacity to such Investor's estate, executor, administrator or personal representative or to such Investor's beneficiaries pursuant to a devise or bequest or by the laws of descent and distribution; or If the Investor Transfers Restricted Shares as described in this Section
     2.2, such Restricted Shares shall remain subject to this Agreement and, as a condition of the validity of such Transfer, the transferee shall be required to execute and deliver a counterpart of this Agreement.
Thereafter, such transferee shall be deemed to be an Investor for purposes of this Agreement.
     2.3 Rights of Subsequent Holder. Subject to the foregoing restrictions, the Company and the Investor hereby agree that any subsequent holder of Registrable Securities shall be entitled to all benefits hereunder as a holder of such securities.
Section 3.  Shelf Registration.
      3.1 Shelf Period. Subject to the terms and conditions set forth herein, the Company shall prepare and file a shelf registration statement with the SEC and shall use its reasonable best efforts to cause such registration statement to become effective on or before August 21, 1995, and to remain effective until the second anniversary of the Effective Time of the Agreement of Merger (the "Shelf Period"), pursuant to Rule 415 of Regulation C promulgated under the Securities
Act (or any successor rule) (the "Shelf Registration Statement") providing for the sale by holders of Registrable Securities (each, a "Holder") of all of the Registrable Securities in accordance with the terms hereof. The Company agrees to use its reasonable efforts to keep the Shelf Registration Statement continuously effective for a period expiring on the earlier of (i) the date on which all of the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto or (ii) the end of the Shelf Period. The Company further agrees to promptly amend the Shelf Registration Statement if and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration
Statement or by the Securities Act or any rules and regulations thereunder. The Company may, in the exercise of its sole discretion, extend the Shelf Registration Statement for a period beyond the Shelf
Period but shall in no event be required to do so.
     3.2       Inclusion in Shelf Registration Statement.  Any
Holder who does not provide the information reasonably requested by the Company in connection with the Shelf Registration Statement as promptly as practicable after receipt of such request, but in no event later than ten (10) days thereafter, shall not be entitled to have its Registrable Securities included in the Shelf Registration Statement.
     3.3       Registration Notice.
     3.3.1 Any Holder intending to make offers or sales of Registrable Securities pursuant to a Shelf Registration Statement prepared in connection with this Section 3 shall provide the Company with written notice (the "Registration Notice") of such intent at least five (5) business days prior to commencing such offers or sales. Once a Holder has delivered a Registration Notice to the Company, such Holder shall promptly provide the Company such information as the Company reasonably requests in order to identify such Holder and the method of distribution in any necessary post-effective amendment to the Shelf Registration Statement. Such Holder shall also notify the Company in writing upon completion of such offer or sale or at such time as such Holder no longer intends to make offers or sales under the Shelf Registration Statement. A sample Registration Notice to be completed, signed and delivered to the Company is attached hereto as Exhibit A.
     3.3.2.  Once a Holder has provided a Registration Notice
(the "Initiating Holder"), during the following sixty (60) day period specified in subsection 3.4.2 any additional Holder may provide a Registration Notice concurrent with commencing offers or sales, provided that (i) any such Holder providing such a subsequent Registration Notice shall complete all offers and sales under the Shelf Registration
Statement within the sixty (60) day period commenced by the Registration Notice given by the Initiating Holder and (ii) if the method of distribution to be used by such additional Holder differs from that set forth in the Shelf Registration Statement, such additional Holder prior to commencing offers or sales shall provide the Company with such information as the Company reasonably requests with respect to such method of distribution.
        3.4  Conditions to Sale.
        3.4.1 In connection with and as a condition to the Company's obligations with respect to any Shelf Registration Statement prepared pursuant to this Section 3, each Holder covenants and agrees that (i) it will not offer or sell any Registrable Securities under the Shelf Registration Statement until it has provided a Registration
Notice, received copies of the Prospectus as then amended or supplemented and received notice from the Company that the Registration Statement and any post-effective amendments thereto have become effective; and (ii) upon receipt of any notice from the Company as provided by Section 6.3 hereof, such Holder shall not offer or sell any Registrable Securities pursuant to the Shelf Registration Statement until such Holder receives copies of the supplemented or amended
Prospectus and receives notice that any post effective amendment has become effective, and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus as amended or supplemented at the time of receipt of such notice.
     3.4.2  All offers and sales under the Shelf
Registration Statement shall be completed within sixty (60) days after the date on which offers or sales can be made pursuant to subsection
3.4.1 above, and upon expiration of such sixty (60) day period, the Holder will not offer or sell any Registrable Securities under the Registration Statement until it has again complied with the provisions of subsection 3.4.1 above.
Section 4.  Demands for Registration.
     4.1 Demand Period. From September 4, 1995 until the date which is two (2) years from the date hereof (the "Demand Period"), subject to the terms and conditions set forth herein, all Holders, will have three (3) opportunities, in addition to other rights enumerated in this Agreement, to request registration under the Securities Act of all or part of their Registrable Securities (a "Demand Registration");
provided, however, that (i) between the date hereof and the first effectiveness of the Shelf Registration Statement, provided that the Company is diligently pursuing the effectiveness of such Shelf
Registration Statement, and (ii) for so long as the Company maintains an effective Shelf Registration Statement covering all Registrable
Securities and otherwise complies with the terms of this Agreement, Holders shall not be entitled to request a Demand Registration.
    4.2  Demand Procedure.
    4.2.1 Subject to subsections 4.2.2 and 4.2.4 below, during the Demand Period any Holder or combination of Holders (the "Demanding Shareholders") may deliver to the Company a written request
(a "Demand Registration Request") that the Company register any or all of such Demanding Shareholders' Registrable Shares.

    4.2.2  Holders, in the aggregate, may only make one
Demand Registration Request in each nine-month period during the Demand Period (the "Interim Demand Periods"). The Company shall only be required to file one registration statement (as distinguished from supplements or pre-effective or post-effective amendments thereto) in response to each Demand Registration Request.
    4.2.3  A Demand Registration Request from Demanding
Shareholders shall (i) set forth the number of Registrable Securities intended to be sold pursuant to the Demand Registration Request (ii) disclose whether all or any portion of a distribution pursuant to such registration will be sought by means of an underwriting, and (iii) identify any underwriter or underwriters proposed for the underwritten portion, if any, of such registration.
     4.2.4 If during any Interim Demand Period, the Company receives a Demand Registration Request from Demanding Shareholders for the registration of Registrable Securities having an aggregate market value of $500,000 or greater, as determined according to the closing price of the Common Stock on the NASDAQ National Market on the date of such Demand Registration Request, then the Company shall, subject to the limitations in subsection's 4.2.5 and 6 hereof, (i) use its reasonable best efforts to prepare and file within thirty (30) days of receipt of the Demand Registration Request with the SEC a registration statement under the Securities Act with respect to all the Registrable Securities that the Demanding Shareholders requested to be registered in the Demand Registration Request, (ii) use its reasonable best efforts to cause such registration statement to become effective within forty-five (45) days of receipt of the Demand Registration Request, and (iii) if such registration can be accomplished by means of a registration statement on Form S-3, keep such registration statement effective until the earlier of (x) such time as the Demanding Shareholders shall have sold or otherwise disposed of all of their Registrable Securities included in the registration or (y) the end of the Shelf Period. If such registration cannot be accomplished by means of a registration statement on Form S-3, the Company shall use its reasonable best efforts to keep such registration statement effective for up to 120 days.
4.2.5  It is anticipated that the
registration contemplated under this Section 4 will be accomplished by means of the filing of a Form S-3, and that registration on such a form will allow for different means of distribution, including sales by means of an underwriting as well as sales into the open market. If the Demanding Shareholders desire to distribute all or part of the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company in writing in their initial Demand Registration Request as described in Section 4.2.3 above. A determination of whether all or part of the distribution will be by means of an underwriting shall be made by Demanding Shareholders holding a majority of the Registrable Securities to be included in the registration. If all or part of the distribution is to be by means of an underwriting, all subsequent decisions concerning the underwriting which are to be made by the Demanding Shareholders pursuant to the terms of this Agreement, which shall include the selection of the underwriter or underwriters to be engaged and the representative, if any, of the underwriters so engaged, shall be made by the Demanding Shareholders who hold a majority of the Registrable Securities to be included in the underwriting, subject to approval by the Board of Directors of the Company.
               4.2.6 Upon the receipt by the Company of a Demand Registration Request in accordance with subsection 4.2.4 hereof, the Company shall, within ten (10) days following receipt of such Demand Registration Request, give written notice of such request to all Holders. The Company shall include in such notice information concerning whether all, part or none of the distribution is expected to be made by means of an underwriting, and, if more than one means of distribution is contemplated, may require Holders to notify the Company of the means of distribution of their Registrable Securities to be included in the registration. If any Holder who is not a Demanding Shareholder desires to sell any Registrable Securities owned by such Holder, such Holder may elect to have all or any portion of their Registrable Securities included in the registration statement by notifying the Company in writing (a "Supplemental Demand Registration Request") within 20 days of receiving notice of the Demand Registration Request from the Company. The right of any Holder to include all or any portion of its Registrable Securities in an underwriting shall be conditioned upon the Company's having received a timely written request for such inclusion by way of a Demand Registration Request or Supplemental Demand Registration Request (which right shall be further conditioned to the extent provided in this Agreement). All Holders proposing to distribute their Registrable Securities through an underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.
               4.2.7  Notwithstanding any other provision of this
Section 4, if an underwriter advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among the Holders in proportion (as nearly as practicable) to the respective amounts of Registrable Securities each Holder otherwise sought to have registered pursuant to its Demand Registration Request or Supplemental Demand Registration Request (or in such other proportion as they shall mutually agree). Registrable Securities excluded or withdrawn from the underwriting in accordance with this section 4.2.7 shall be withdrawn from the registration.
4.3  Priority on Request Registration.  The
Company will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Holders of a majority of the shares of Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of securities that can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the shares of Registrable Securities initially requesting registration, the Company will include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within such acceptable price range, pro rata among the respective Holders thereof on the basis of the number of shares of Registrable Securities owned by each such Holder.
         Section 5.  Piggyback Registrations.
              5.1 Right to Piggyback. After the end of the Lock-Up Period, if the Company proposes to undertake an offering of shares of Common Stock for its account or for the account of Other Holders and the registration form to be used for such offering may be used for the registration of Registrable Securities (a "Piggyback Registration"), each such time the Company will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration (each, a "Piggyback Notice") and, subject to sections 5.3 and 5.4 hereof, the Company will use its best efforts to cause to be included in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the date of sending the Piggyback Notice.
              5.2 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner within a price range acceptable to the Company, the Company will include in such registration (a) first, the securities the Company proposes to sell and (b) second, the Registrable Securities requested to be included in such registration and any other securities requested to be included in such registration that are held by Persons other than the Holders of Registrable Securities pursuant to registration rights, pro rata among the holders of Registrable Securities and such other securities requesting such registration on the basis of the number of shares of such securities owned by each such Holder.
              5.3 Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities other than the Holders of Registrable Securities (the "Other Holders"), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Other Holders requesting such registration, the Company will include in such registration (a) first, the securities requested to be included therein by the Other Holders requesting such registration and (b) second, the Registrable Securities requested to be included in such registration hereunder, pro rata among the Holders of Registrable Securities requesting such registration on the basis of the number of shares of such securities owned by each such Holder.
              5.4 Selection of Underwriters. In the case of an underwritten Piggyback Registration, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering.
         Section 6. Registration Procedures. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be sold pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:
               6.1.1 Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective.
               6.1.2 Amendments and Supplements. Promptly prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period required by the intended method of disposition and the terms of this Agreement or to describe the terms of any offering made from an effective Shelf Registration Statement, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
               6.1.3 Provision of Copies. Promptly furnish to each seller of Registrable Securities the number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
               6.1.4 Blue Sky Laws. Use its reasonable best efforts to register or qualify such Registrable Securities under the securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, provided, that the Company will not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection 6.1.4, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction.
               6.1.5 Anti-Fraud Rules. Promptly notify each seller of such Registrable Securities when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and in such event, at the request of any such seller, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;
               6.1.6  Securities Exchange Listings.  Use its
reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which securities of the same class issued by the Company are then listed and use its reasonable best efforts to qualify such Registrable Securities for trading on each system on which securities of the same class issued by the Company are then qualified;
               6.1.7 Underwriting Agreements. Enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the shares of Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;
               6.1.8 Due Diligence. Make available for inspection by any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;
               6.1.9 Earning Statement. Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
               6.1.10 Deemed Underwriters or Controlling Persons. Permit any Holder of Registrable Securities which Holder, in such Holder's reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material in form and substance satisfactory to such Holder and to the Company and furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;
               6.1.11 Management Availability. In connection with underwritten offerings, make available appropriate management personnel for participation in the preparation and drafting of such registration or comparable statement, for due diligence meetings and for "road show" meetings;
               6.1.12 Stop Orders. Promptly notify Holders of the Registrable Securities of the threat of issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceeding for that purpose, and make every reasonable effort to prevent the entry of any order suspending the effectiveness of the registration statement. In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order; and
               6.1.13 Opinions. At each closing of an underwritten offering, request opinions of counsel to the Company and updates thereof (which opinions and update shall be reasonably satisfactory to the underwriters of the Registrable Securities being sold) addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Holders or their counsel.
               6.1.14 Comfort Letter. Obtain a cold comfort letter from the Company's independent public accountants addressed to the selling Holders of Registrable Securities in customary form and covering such matters of the type customarily covered by cold comfort letters as the Holders of a majority of the Registrable Securities being sold reasonably request.
     6.2 Further Information. The Company may require each Holder of Registrable Securities to furnish to the Company in writing such information regarding the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request.
     6.3 Notice to Suspend Offers and Sales. Each Investor severally agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsections 6.1.5 or
6.1.12 hereof, such Investor will forthwith discontinue disposition of shares of Common Stock pursuant to a registration hereunder until receipt of the copies of an appropriate supplement or amendment to the prospectus under subsection 6.1.5 or until the withdrawal of such order under subsection 6.1.12. If any such registration or comparable statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if, in the Holder's reasonable judgment, such Holder is or might be deemed to be a controlling person of the Company, such Holder shall have the right to require (a) the insertion therein of language in form and substance satisfactory to such Holder and the Company and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (b) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar Federal statute then in force, the deletion of the reference to such Holder; provided that with respect to this clause (b) such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.
     6.4 Company's Ability to Postpone. Notwithstanding anything to the contrary contained herein, the Company shall have the right once in any twelve month period to postpone the filing of any registration statement under sections 3, 4 or 5 hereof for a reasonable period of time (not exceeding 75 days) if the Company furnishes the Holders of Registrable Securities a certificate signed by the Chairman of the Board of Directors or the President of the Company stating that, in its good faith judgment, the Company's Board of Directors (or the executive committee thereof) has determined that effecting the registration at such time would adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction, or would require the Company to make public disclosure of information the public disclosure of which would have a material adverse effect upon the Company.
         Section 7.  Registration Expenses.
             7.1 Expenses Borne by Company. Except as specifically otherwise provided in section 7.2 hereof, the Company will be responsible for payment of all expenses incident to any registration hereunder, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company in connection with such registration (all such expenses borne by the Company being herein called the "Registration Expenses").
              7.2 Expenses Borne by Selling Security Holders. The selling security holders will be responsible for payment of brokerage discounts, commissions and other sales expenses incident to any registration hereunder. In addition, the selling security holders will be responsible for the payment of their own legal fees if they retain legal counsel separate from that of the Company, unless the Company requires the selling security holders to obtain their own legal counsel, in which case the reasonable fees and expenses of one counsel representing the security holders jointly shall be paid by the Company. The selling security holders shall also be responsible for payment of any underwriting fees if the selling security holders have requested participation of an underwriter with respect to an offering subject to the Shelf Registration or a Demand Registration or have elected to participate in a Piggyback Registration using an underwriter. Any such expenses which are common to the selling security holders shall be divided among such security holders (including the Company and holders of the Company's securities other than Registrable Securities, to the extent that securities are being registered on behalf of such Persons) pro rata on the basis of the number of shares being registered on behalf of each such security holder, or as such security holders may otherwise agree.
         Section 8.  Indemnification.
              8.1 Indemnification by Company. The Company agrees to indemnify, to the fullest extent permitted by law, each Holder of Registrable Securities and each Person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages, liabilities and expenses in connection with defending against any such losses, claims, damages and liabilities or in connection with any investigation or inquiry, in each case caused by or based on any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of any violation by the Company of any rules or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with such registration except in so far as the same are caused by or contained in (i) any information furnished in writing to the Company by such Holder expressly for use therein, (ii) such Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto, or (iii) such Holder's failure to discontinue disposition of shares after receiving notice from the Company pursuant to section 6.3 hereof. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls (within the meaning of the Securities Act) such underwriters at least to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.
          8.2 Indemnification by Holder. In connection with any registration statement in which a Holder of Registrable Securities is participating, each such Holder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use in connection with such registration; provided that the obligation to indemnify will be individual to each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement. In connection with an underwritten offering, each such Holder will indemnify such underwriters, their officers and directors and each Person who controls (within the meaning of the Securities Act) such underwriters at least to the same extent as provided above with respect to the indemnification of the Company.
          8.3 Assumption of Defense by Indemnifying Party. Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.
              8.4 Binding Effect. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason. Each Holder of Registrable Securities also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event such Holder's indemnification is unavailable for any reason.
         Section 9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.
         Section 10.      Miscellaneous.
              10.1 No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities which violates the rights granted to the Holders of Registrable Securities in this Agreement.
              10.2 Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
              10.3 Term. Except as specifically otherwise provided herein, the provisions of this Agreement shall apply until such time as all Registrable Securities have ceased to be Registrable Securities hereunder but in no event later than 3 years from the Effective Time of the Purchase Agreement.
              10.4 Amendments and Waivers. Except as otherwise specifically provided herein, this Agreement may be amended or waived only upon the prior written consent of the Company and of the Holders of a majority of the then outstanding shares of Registrable Securities.
              10.5 Successors and Assigns. Subject to Section 2 hereof, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, but subject in any case to Section 2 hereof, the provisions of this Agreement which are for the benefit of Investor or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of such securities so long as such securities continue to be restricted securities, as that term is defined in Securities Act Rule 144.
         10.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
         10.7 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.
         10.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
         10.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
10.10  Entire Agreement.  This Agreement is
intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect of the subject matter contained herein. This agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
         10.11 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to each Investor at the address indicated on the records of the Company and to the Company at the address indicated below:
         (a)  If to the Company:


INTERSOLV, Inc.
3200 Tower Oaks Boulevard Rockville, MD  20852
Attn:  General Counsel


with a copy, which shall not constitute notice, to:

Arent Fox Kintner Plotkin & Kahn 1050 Connecticut Avenue N.W.
Washington, DC  20036
Attn:  Robert B. Hirsch, Esq.
(b)  If to the Investor:
Mr. Michael I. Goldman
170 Glenview Road
South Orange, New Jersey  07079

with a copy, which shall not
constitute notice, to:
Robert A. Sochor, Esq. Carchman, Sochor
23 Vreeland Road
Union, New Jersey  07083


or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
IN WITNESS WHEREOF, the parties hereto have executed
this Agreement as of the date first above written.
THE COMPANY:
INTERSOLV, Inc.
By: s/s Kevin J. Burns
Its: President
THE INVESTOR:
s/s Michael I.
Goldman Michael I.
Goldman
EXHIBIT A
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